EXHIBIT 10.43
COMMITMENT LETTER
FROM EQUITY 11, LTD. TO ECOLOGY COATINGS, INC.
August 25, 2008
Ecology Coatings, Inc.
1238 Brittain Road
Akron Ohio 44310
Re: Commitment Letter for Proposed Convertible Preferred Securities
Dear Rich;
Equity 11, Ltd., a Michigan corporation (“Equity 11”) offers the following commitment for convertible preferred securities (the “Convertible Preferred Securities”) to Ecology Coatings, Inc., a Nevada corporation (“ECOC”), subject to the terms and conditions set forth below. ECOC will use the proceeds of the Convertible Preferred Securities exclusively to operate the company in accordance with the terms and conditions of this commitment letter.
     1. Convertible Preferred Securities Terms. The Convertible Preferred Securities offered under this commitment are described as follows and are subject to the following terms and conditions:
     a. Commitment. Equity 11 commits up to five million ($5,000,000.00) dollars to ECOC. The amounts contributed by Equity 11 to ECOC under this commitment letter are not guaranteed and will be subject to Equity 11’s sole and absolute discretion. The anticipated commitment payments to ECOC are as follows:
i.	One million Two Sixty Thousand($1,260,000.00) dollars at closing;

ii.	Seven hundred fifty thousand ($750,000.00) dollars within thirty (30) days at Equity 11’s sole and absolute discretion as Equity 11 may determine from ECOC’s cash flow or other financials;

iii.	Seven hundred fifty thousand ($750,000.00) dollars within sixty (60) days at Equity 11’s sole and absolute discretion as Equity 11 may determine from ECOC’s cash flow or other financials;

iv.	One million five hundred thousand ($1,500,000.00) dollars within one hundred eighty (180) days at Equity 11’s sole and absolute discretion as Equity 11 may determine from ECOC’s cash flow or other financials; and
v.	Seven Hundred Forty Thousand ($740,000.00) dollars within two hundred forty (240) days at Equity 11’s sole and absolute

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discretion as Equity 11 may determine from ECOC’s cash flow or other financials.
     b. Type of Securities. In exchange for Equity 11’s commitment, Equity 11 shall receive convertible preferred stock in ECOC which may be converted at the option of Equity 11 (“Convertible Preferred Stock”).
     c. Amount of Securities.
i.	Convertible Preferred Stock. ECOC will issue one (1) share of Convertible Preferred Stock for each One thousand ($1,000.00) dollars received from Equity 11 under this commitment letter. If Equity 11, at its sole and absolute discretion, decides to make all payments as anticipated above, Equity 11 will receive the following shares of Convertible Preferred Stock:
1.	One Thousand two hundred sixty (1,260) shares of Convertible Preferred Stock upon execution;

2.	Additional Seven Hundred Fifty (750) shares of Convertible Preferred Stock within thirty (30) days;

3.	Additional Seven Hundred Fifty (750) shares of Convertible Preferred Stock within sixty (60) days;

4.	Additional One Thousand Five Hundred(1,500) shares of Convertible Preferred Stock within one hundred eight (180) days; and

5.	Additional Seven hundred forty (740) shares of Convertible Preferred Stock within two hundred forty (240) days.
ii.	Common Stock. Assuming (i) Equity 11 commits the entire Five Million ($5,000,000.00) dollars; (ii) all dividend payments are made to Equity 11 by ECOC and (iii) the stated value remains One Thousand ($1,000.00) dollars per share of Convertible Preferred Stock, then Equity 11 shall be entitled to convert its Convertible Preferred Stock into Ten Million (10,000,000) shares of common stock.
     d. Dividends. Dividends will cumulative and will accrue daily from the date of this commitment letter at the rate of five (5%) percent of the stated value of the Convertible Preferred Stock. Dividends shall be paid semi-annually on each June 1 and December 1, commencing December 1, 2008. The initial stated value of the Convertible Preferred Stock is One Thousand ($1,000) dollars per share. Any dividends must be declared by ECOC’s board of directors and must come from funds that are legally available for dividend payments. In the event that funds are not legally available to pay any dividend on the Convertible Preferred

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Stock, or if ECOC chooses to not pay the dividend in cash, the amount of the stated value of the stock shall be increased by the amount of such unpaid dividend. Dividends on the Convertible Preferred Stock will accrue regardless of whether or not earned or declared and regardless of whether or not ECOC has profits, surplus or other funds legally available for the payment of dividends.
     e. Conversion of Securities.
i.	Optional. The Convertible Preferred Stock can be converted at Equity 11’s option at any time into shares of the ECOC’s common stock at a conversion price of fifty ($0.50) cents per share (the “Conversion Price”). The number of common shares will be determined by dividing the stated value of the Convertible Preferred Stock to be converted by the Conversion Price.

ii.	Mandatory. On or after August 25, 2009, ECOC may require Equity 11 to convert up to 100% of its shares of Convertible Preferred Stock if the volume weighted average price of the ECOC’s common stock price exceeds Three ($3.00) dollars per share for a continuous 30-day period.
     f. Liquidation Preference: The Convertible Preferred Securities shall have preferential liquidation rights over any and all registered and unregistered common stock of ECOC. In the event of a voluntary or involuntary dissolution, liquidation or winding up of ECOC, Equity 11 will be entitled to be paid a liquidation preference equal to the stated value of the Convertible Preferred Stock, plus accrued and unpaid dividends and any other payments that may be due on such shares, before any distribution of assets may be made to holders of capital stock ranking junior to the Convertible Preferred Stock.
     g. Optional Redemption: On or after August 25, 2013, ECOC may redeem the Convertible Preferred Stock, in whole or in part, at its option for the stated value at the time of such redemption, together with accrued but unpaid dividends and other payments that may be due on such shares. On or after August 25, 2015, Equity 11 may redeem the Convertible Preferred Stock, in whole or in part, at its option for the stated value at the time of such redemption, together with accrued but unpaid dividends and other payments that may be due on such shares.
     h. Voting Rights: The Convertible Preferred Stock will vote on an as-converted basis with the common stock. However, ECOC cannot alter or adversely change the rights of the Convertible Preferred Stock, authorize or create any class of senior or parity preferred stock, amend its articles of incorporation or other charter documents in such a way that it would adversely

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affect the rights of the Convertible Preferred Stock, or increase the number of authorized shares of the Convertible Preferred Stock without the prior written approval of Equity 11.
     i. Description of Warrants: Equity 11 shall receive Five Hundred (500) warrants to purchase common stock of ECOC for every one (1) share of Convertible Preferred Stock issued to Equity 11. The warrants are exercisable at an exercise price of seventy-five ($0.75) cents per share of ECOC’s common stock at any time on or after August 25, 2008 for a period of five years from the date the warrants become exercisable. In total, Equity 11 will receive two million five hundred thousand (2,500,000) warrants assuming Equity 11 commits the entire five million ($5,000,000.00) dollars to ECOC.
     j. Market for Securities: There is no established public trading market for the offered Convertible Preferred Stock or warrants, and ECOC does not expect a market to develop. In addition, ECOC does not intend to apply for listing the Convertible Preferred Stock or warrants on any securities exchange.
     k. Governance of ECOC: The board of directors will establish a five (5) member board. Equity 11 shall appoint three (3) directors to ECOC’s board of directors.
     l. Piggyback Registration for first six (6) months. If the Conversion Shares have not been otherwise registered within the first six (6) months of this agreement and at any time ECOC proposes to file a registration statement, whether or not for sale for the ECOC’s own account, on a form and in a manner that would also permit registration of shares (other than in connection with a registration statement on Forms S-4 or S-8 or any similar or successor form) ECOC shall give to Equity 11, written notice of such proposed filing promptly, but in any case at least twenty (20) days before the anticipated filing. The notice referred to in the preceding sentence shall offer the holder(s) holding the Conversion Shares the opportunity to register such amount of the Conversion Shares as he may request (a “Piggyback Registration”). Subject to this Section, ECOC will include in each such Piggyback Registration (and any related qualification under state blue sky laws and other compliance filings, and in any underwriting involved therein) that portion of the Conversion Shares with respect to which ECOC has received written requests for inclusion therein within twenty (20) days after the written notice from ECOC is given. The holders holding any portion of the Conversion Shares will be permitted to withdraw all or part of the Conversion Shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

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     m. Registration on March 11, 2009. ECOC agrees to have a registration on March 11, 2009. The shares of stock owned by Equity 11 and entitled to registration will be registered.
     n. Exclusivity Period: For a period of 30 days following the mutual signing of this commitment letter (the “Exclusivity Period”) ECOC may not accept a financing proposal offered by any other party, unless approved by Equity 11 after Equity 11 is offered to fund on the same terms, and ECOC and Equity 11 agree to work diligently, in good faith, to negotiate, complete and enter into definitive agreements and related closing documents, reflecting the terms and conditions hereof.
     o. Equity 11 has already advanced $210,000.00 to ECOC. Upon closing of the transaction these funds will be used as a portion of the first traunch of financing. Should the transaction not close, the value of this advance will convert to senior notes on similar terms to the notes issued by ECOC to Hayden Capital USA on February 5, 2008.
     p. Upon execution of this commitment letter, Equity 11 will advance an additional fifty thousand ($50,000.00) dollars to ECOC. In consideration of this additional fifty thousand ($50,000.00) dollars advanced by Equity 11, ECOC shall not entertain any other equity financing offers prior to 6:00 pm Friday, August 29, 2008, so that this financing agreement may be completed. Upon closing of the transaction these funds will be used as a portion of the first traunch of financing. Should the transaction not close, the value of this advance will convert to senior notes on similar terms to the notes issued by ECOC to Hayden Capital USA on February 5, 2008.
     2. Terms and conditions. The following terms and conditions shall apply to this transaction:
     a. Miscellaneous Representations, Agreements and Employee Matters.
i.	For the length of time that Equity 11 shall have Convertible Preferred Stock outstanding, ECOC may not accept a financing proposal offered by any other party, unless approved by Equity 11 after Equity 11 is offered to fund on the same terms, and ECOC and Equity 11 agree to work diligently, in good faith, to negotiate, complete and enter into definitive agreements and related closing documents, reflecting the terms and conditions hereof.

ii.	ECOC will engage Sales Attack LC, a Michigan limited liability company (“Sales Attack”) as a marketing company.

iii.	ECOC shall decrease the salary of Kevin P. Stolz to seventy thousand ($70,000.00) dollars. Upon successful completion of the agreement with Alcoa, ECOC will restore Kevin P. Stolz to his current salary.

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iv.	David W. Morgan, the Chief Financial Officer, shall temporarily fill and take over the duties of the company controller. A new controller will not be appointed by ECOC until Equity 11 has determined that the company can support two (2) financial positions.

v.	Equity 11 shall have complete authority to appoint the new Chief Executive Officer of ECOC.

vi.	ECOC has received waivers for any and all change in control provisions in existing employment contracts.
     b. ECOC shall execute and deliver documents in a form and substance satisfactory to Equity 11 that shall contain customary covenants satisfactory to Equity 11, including (without limitation) the following:
i.	There shall be no material adverse change in the assets, financial condition, or business of ECOC.

ii.	Until there is an additional financing exceeding five million ($5,000,000.00) dollars, ECOC shall not make any capital acquisitions or expenditures over ten thousand ($10,000.00) dollars without the prior written consent of Equity 11.

iii.	Except as stated in this commitment letter, ECOC shall not issue or declare any dividends with respect to any class of its respective capital stock or purchase, acquire, or redeem any such stock, without the prior written consent of Equity 11.

iv.	ECOC shall not make any payments or transfers of property to any shareholder, officer, director, or key employee other than (A) salaries, bonuses, and compensation for actual services rendered, as approved by Equity 11; and (B) reasonable and customary directors’ fees for directors, without the prior written consent of Equity 11.
     c. ECOC shall cause the following periodic financial information to be provided Equity 11 within the times indicated:
i.	Monthly management-prepared financial statements for ECOC shall be provided to Equity 11 within 10 days of each month end.

ii.	Monthly management-certified accounts receivable agings and accounts payable agings for the ECOC shall be provided to the Equity 11 within 10 days of each month end.

iii.	All financial information for ECOC shall be prepared in accordance with generally accepted accounting principles, consistently applied.

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     d. Equity 11 may assign, transfer or delegate any and all performance or obligations in this commitment letter to any of its affiliate companies.
     e. ECOC shall agree to allow Equity 11 access, at all reasonable times, to its books, records, properties, and business premises, for Equity 11 to conduct any requested review or inspection of the entity’s assets, operations, and collateral.
     f. Indemnification. ECOC shall, at ECOC’s expense, protect, defend, indemnify, save and hold Equity 11 harmless against any and all claims, demands, losses, expenses, damages, causes of action (whether legal or equitable in nature) asserted by any person or entity arising out of, caused by or relating to the Convertible Preferred Stock or Conversion Stock, including without limitation the use or application of the proceeds of the Convertible Preferred Stock, and ECOC shall pay Equity 11 upon demand all claims, judgments, damages, losses and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred by Equity 11 as a result of any legal or other action arising out of the Convertible Preferred Stock or Conversion Stock as aforesaid.
     3. Conditions to closing. Equity 11’s commitment to close and fund the Convertible Preferred Securities shall be subject to prior satisfaction of each of the following conditions:
     a. Equity 11 shall have received, all in form and substance satisfactory to Equity 11, evidence of the due organization, existence, and good standing of ECOC and of ECOC’s authority to execute and deliver documents with respect to the Convertible Preferred Securities.
     b. There shall have been no material adverse change to ECOC or their businesses, assets, operations, or financial condition since the date of the most recent financial statements provided to Equity 11 as of the date of this commitment letter.
     4. Expiration of the commitment; miscellaneous.
     a. To be effective, this commitment must be accepted by the undersigned in writing and delivered to us, not later than 10:00 pm, August 25, 2008. Equity 11 reserves the right to modify or terminate this commitment unilaterally (i) if the closing of the Convertible Preferred Securities has not occurred by August 29, 2008; (ii) if on or before that date ECOC has failed to comply with any of the terms or conditions of this letter; (iii) if any adverse material change occurs in the business, assets, operations, or financial condition of ECOC; or (iv) if any representation or information supplied by ECOC to Equity 11 proves to be untrue, incomplete, or misleading in any material respect. ECOC’s rights and interest in this commitment shall not be assignable in whole or in part to any other person or entity.

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     b. The specific terms of this term sheet are confidential to Equity 11 and may not be disclosed by ECOC except as may be approved by Equity 11, it being understood that certain public disclosure will be required upon the closing of this transaction.
     c. This commitment letter shall be governed by the laws of the State of Michigan.
     d. Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Commitment letter are for the convenience of reference only and are not be considered in construing this agreement.
     e. This commitment letter, when signed by all of the parties, shall represent the complete agreement of the parties concerning the subject matter and shall supersede any and all prior written or oral agreements or understandings respecting the matter. This commitment letter may be amended only by means of a writing executed by all of the parties.
          Please acknowledge your acceptance of this commitment by executing this letter in the space provided below and by returning an executed copy to me at the address of 2701 Cambridge Court, Suite 420, Auburn Hills, MI 48326.

Equity 11, Ltd., a Michigan corporation

/s/ JB Smith

By: JB Smith Its: CEO
Agreed and Accepted:
ECOLOGY COATINGS, INC.,
a Nevada corporation
/s/ Richard D. Stromback
By: Richard D. Stromback
Its: Chairman & CEO
Date: 8/27/08

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